Exhibit 99.1

American States Water Company Announces Appointment of Eva G. Tang as Chief Financial Officer

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 3, 2008--American States Water Company (NYSE:AWR) announced the appointment of Eva G. Tang, Vice President-Finance, Treasurer and Assistant Secretary of its principal subsidiary, Golden State Water Company, as Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer of the Company and Senior Vice President-Finance, Chief Financial Officer and Secretary of Golden State Water Company, to succeed Robert J. Sprowls. Ms. Tang’s appointment was effective November 1, 2008 and Mr. Sprowls will continue as Executive Vice President of the Company until he assumes his new position as Chief Executive Officer and President of the Company on January 1, 2009.

Commenting on the announcement, Mr. Wicks, Chief Executive Officer and President, said, “Eva and Bob have worked closely together for the past several years on the Company’s financial reporting, business planning and analysis, risk management, strategic planning and investment strategy and have in-depth knowledge of the Company and the utility regulatory environment. I am highly confident in Eva’s ability to assume the responsibilities of the chief financial officer position and that the Company’s management team led by Bob will provide strong and effective leadership of the Company following my retirement at the end of the year.”

About Eva G. Tang. Ms. Tang has been with the Company since August of 1996 and has served as Vice President-Finance, Treasurer and Assistant Secretary of Golden State Water Company since October 2002. She has also served as Treasurer and Assistant Secretary of each of the Company’s other subsidiaries. She holds a Bachelor of Science degree in Business Administration with a concentration in Accounting and Marketing, from National Cheng-Chi University in Taiwan, and an MBA from the University of California, Los Angeles (“UCLA”) Graduate School of Management, with a concentration in Finance.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems at a number of military bases throughout the United States.

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President
(909) 394-3600 extension 647